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2016 Third-Quarter Conference Call Thursday, November 3, 2016 Ryan Smith: Thanks, Noah. Good morning, and welcome to Plains All American Pipeline’s third-quarter 2016 earnings conference call. The slide presentation for today’s call can be found within the Investor Relations and News & Events section of our website at plainsallamerican.com. During today’s call, we will provide forward-looking comments on PAA’s outlook. Important factors, which could cause actual results to differ materially, are included in our latest filings with the SEC. Today’s presentation will also include references to non-GAAP financial measures, such as adjusted EBITDA. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures can be found within the Investor Relations and Financial Information section of our website. Today’s presentation will also include selected financial information for PAGP. We do not intend to cover PAGP’s results separately from PAA’s. Instead, we have included schedules in the appendix to the slide presentation for today’s call that contain PAGP specific information. Today’s call will be chaired by Greg Armstrong, Chairman and CEO. Also participating in the call are Harry Pefanis, President, Willie Chiang, Chief Operating Officer, U.S., and Al Swanson, Chief Financial Officer. In addition to these gentlemen and myself, we have several other members of our senior management team present and available for the Q&A portion of today’s call. With that, I will now turn the call over to Greg. Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 1 of 13 2 Conference Call Script

Greg Armstrong: Thanks, Ryan. Yesterday, PAA reported third quarter results with adjusted EBITDA coming in at $450 million which is at the low end of our guidance range. Performance from our fee-based Transportation and Facilities segments was in-line with to ahead of the midpoint of our guidance, while the Supply and Logistics segment came in below the low end of our guidance. Harry will provide additional details regarding PAA’s third quarter performance during his portion of today’s call, but the variance in the Supply and Logistics segment is primarily associated with delayed recognition of EBITDA from NGL related activities due to inventory costing and the timing of crude oil inventory sales, aggregating approximately $30 million, as well as continued margin compression and less favorable market conditions for both our crude oil lease gathering and NGL businesses. There were a number of smaller offsetting items during the quarter, but adjusting solely for the EBITDA deferral, overall results from the third quarter would have been right at the midpoint of guidance. A comparison of PAA’s 2016 third quarter results to guidance and last year’s third quarter is provided on slide 3. Looking forward, we believe it will continue to be challenging in the near-term, but we are starting to see encouraging indications that the current industry cycle has reached the bottom as well as green shoots of a recovery that should bode well for PAA. I want to highlight four of these positive indicators which are summarized on slide 4: • First, there has been a meaningful pick-up in the crude oil rig count, particularly in the Permian Basin, where PAA has its largest asset concentration. The most recent lower 48 onshore oil rig count was around 490 rigs, up approximately 60% from the lows reached in mid-to-late May. Notably, there are more rigs working in the Permian Basin than the five largest U.S. crude oil regions combined. Additionally, if you combine the Permian and the STACK area, where PAA also has a large presence, the rig count in these two regions exceed the number of rigs working in all of the remaining U.S. onshore areas combined. Activity levels within the Permian and STACK appear to be sufficient not only to offset production declines, but also to generate meaningful incremental growth. Other areas such as the Williston, Eagle Ford and DJ are still declining, but in the aggregate we believe we are only 80 rigs away from activity levels sufficient to sustain existing onshore crude oil production volumes in the U.S.; Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 2 of 13 3

• Second, producers have continued to improve their overall efficiency both in the drilling and completion phases, which has lowered the crude oil price necessary to sustain economic development programs and producers have also been delineating and extending known producing horizons and the areal extent of the resource base. As a result, many producers are demonstrating their level of conviction by acquiring acreage within their respective core areas, especially in the Permian Basin where some producers have paid as much as $40,000 to $50,000 per acre, indicating that they are serious about increasing and sustaining higher rig counts. Importantly, these producers have been financing their purchases with large equity issuances, keeping their balance sheets in a good position to support their drilling objectives; • Third, U.S. crude oil inventories, which remained stubbornly high throughout July and August, have declined in 7 out of the last 9 weeks; and • Last but not least, Saudi Arabia, the rest of OPEC and Russia have made public comments indicating that they are planning or willing to consider reducing crude oil production by 500,000 to 1 million barrels per day. Although the prospects for such a reduction seem to change on an almost daily basis, the shift in the conversation is directionally significant as some level of production cuts or even restraint in combination with ongoing demand growth would facilitate the normalization of inventory levels, which we believe is a critical component of a sustainable recovery. We believe all of these developments are positives for PAA in the intermediate to long-That said, within the midstream sector there is a time lag associated with the tangible term. benefits of certain of these activities and developments. The positive impacts on U.S. production and marginal barrel competition within the midstream sector will likely take time to manifest themselves. As a result, we anticipate that ongoing challenges associated with production declines, heightened competition and margin compression will continue for the next nine months or more, and we have incorporated those conditions into our guidance for the balance of 2016 and our preliminary guidance for 2017. As Harry, Willie and Al will reinforce over the balance of today’s call, we believe PAA is positioned to navigate challenging near-term industry conditions and benefit significantly from Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 3 of 13 4 the impending industry recovery as well as potential industry consolidation. This belief with respect to PAA’s outlook is underpinned by several factors including: • PAA’s leading position in the Permian and STACK areas and its top tier positions in the other major crude oil producing regions in the U.S and Canada; • PAA’s improving cash flow profile associated with placing several fee-based capital projects in service that are supported by minimum volume commitments and other forms of contractual support as well as increased utilization of existing pipeline capacity; and • PAA’s financial and liquidity position, which has been and continues to be enhanced by the pending simplification of our overall capital structure, recent and pending asset sales and recent equity issuances under our continuous offering program. Overall, we are optimistic about PAA’s outlook. With that, I will turn the call over to Harry. Harry Pefanis: Thanks, Greg. During my portion of the call, I will review our third quarter operating results compared to the midpoint of our guidance and provide an update on our 2016 capital program. As shown on slide 5, adjusted segment profit for the Transportation segment was $295 million, or approximately $5 million above the midpoint of our guidance. Volumes were approximately 4.6 million barrels per day and were in-line with our third quarter guidance. Transportation adjusted segment profit of $0.70 per barrel was $0.02 per barrel above the midpoint of our guidance. This slight over-performance was principally due to approximately $4 million of business interruption insurance proceeds accrued during the quarter and collected in early October. Adjusted segment profit for the Facilities segment was $171 million, which was approximately $24 million above the midpoint of our guidance. Volumes of approximately 131 million barrels of oil equivalent per month were essentially in-line with our guidance. Adjusted segment profit of $0.43 per barrel was $0.05 per barrel above the midpoint of our guidance primarily due to higher than anticipated throughput at several of our facilities including our St. Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 4 of 13 5

James terminal, our Eagle Ford condensate processing facility and at our gas storage facilities. We also experienced lower than forecasted operating expenses, which were primarily related to lower utility costs and settlement of a property tax assessment; there were also some timing related matters, and we expect those costs to be incurred in future periods. Supply and Logistics results came in at a loss of $17 million, which was approximately $55 million below our guidance. Volumes of approximately 1.1 million barrels per day were in-line with guidance. Segment loss per barrel was $0.16 which was approximately $0.53 below the midpoint of our guidance. The segment loss per barrel was due to a combination of delayed EBITDA recognition associated with NGL inventory costing and the timing of certain sales, together these totaled approximately $30 million. This amount is expected to be recognized in the fourth quarter of this year and in the first quarter of next year. In addition, the lack of volatility combined with margin compression for both our crude oil and NGL activities comprised the balance of the shortfall in the segment. Moving on to our capital program, slide 6 provides a summary of our 2016 capital program including anticipated in-service dates for each project. The Platteville, Colorado to Cushing, Oklahoma segment of the Saddlehorn pipeline was placed into service in late August. The Carr to Platteville, Colorado segment of the Saddlehorn pipeline is expected to be complete by the end of this year. I would also note that our Red River and Caddo pipelines have slipped a couple of months due to the heavy rain we experienced earlier in the year, but both pipelines are expected to be completed and in service by the end of the fourth quarter. Additionally, with respect to our Diamond pipeline joint venture, we have all the necessary permits in place, and we have begun construction. We expect the line to be in service in the fourth quarter of 2017. Lastly, maintenance capital for the third quarter was $47 million, and we expect maintenance capital to be in the $175 to $185 million range for the year. And with that, I will turn the call over to Willie. Willie Chiang: Thanks Harry. Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 5 of 13 6

During my portion of the call, I’ll provide a brief update on non-core asset sales and discuss our operating and financial guidance for the fourth-quarter and full-year 2016. As summarized on slide 7, we have now completed 8 transactions with net sales proceeds of approximately $550 million, which is right in the middle of the $500 to $600 million guidance range for 2016 non-core asset sales. Since our last conference call, we completed a partial interest sale to a strategic partner with the formation of STACK Pipeline LLC, a strategic 50/50 joint venture pipeline with Phillips 66 Partners. I’ll also note that our Richmond and Martinez Terminals are now under contract to an undisclosed buyer and we are currently working through the necessary regulatory approvals required for closing. As a reminder, this transaction would be incremental to the $550 million that we have completed. We have been pleased with the results from our asset sale efforts to date and continue to evaluate additional transactions, both non-core assets, and potential sales of partial interests to strategic partners. As Al will address in his part of the call, we have excluded the cash flows from these assets from our preliminary 2017 guidance. We look forward to providing an update on our pending sale as well as potential additional sales in the coming months. I am now going to move on to slide 8 to discuss the operational assumptions used to generate our guidance for fourth-quarter 2016, which we furnished yesterday. For our Transportation segment, we expect volumes to average approximately 4.65 million barrels per day, or an increase of approximately 40,000 barrels per day from the third quarter. Notably, our Permian Basin pipelines are forecasted to increase by approximately 90,000 barrels per day in the fourth quarter, but a portion of this increase is expected to be partially offset by lower volumes on our Gulf Coast pipelines, particularly our interest in Capline. We expect adjusted segment profit per barrel to be $0.62, or $0.08 per barrel lower than the third quarter. This is primarily due to anticipated fourth quarter MVC billings being less than the third quarter due to MVC invoice timing differences and higher operating expenses which are primarily timing related. Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 6 of 13 7

For our Facilities segment, we expect an average capacity of 132 million barrels of oil equivalent per month, or an increase of approximately 1 million barrels per month from the third quarter. The increase in volumes, as compared to the third quarter, is primarily the result of the Canadian NGL acquisition that closed in August, partially offset by lower rail volumes. We expect adjusted segment profit per barrel to be $0.41, or $0.02 per barrel lower than the third quarter. The decrease in segment profit per barrel is attributed to higher forecasted operating expenses, primarily due to timing. For our Supply and Logistics segment, we expect volumes to average 1.3 million barrels per day, or an increase of approximately 170,000 barrels per day from the third quarter. The anticipated volume increase is reflective of the seasonal impact on our NGL sales volumes. We expect adjusted segment profit per barrel to be $1.42, or $1.58 higher than the third quarter. Although we expect continued challenging lease gathering margins in the fourth quarter, the segment profit per barrel increase is due to the anticipated seasonal uplift associated with our NGL business during the winter months and the recognition of a portion of the deferred adjusted EBITDA originally anticipated for the third quarter, which Harry discussed earlier in the call. As shown on slide 9, the midpoint of our fourth-quarter adjusted EBITDA guidance is $594 million. The slide also provides a directional illustration that serves as a reminder that our full year adjusted EBITDA profile is “U” shaped in nature due to the inherent seasonality of our NGL business. Moving on to slide 10, we have revised the midpoint of our 2016 adjusted EBITDA guidance downward by approximately 2% to $2.125 billion, primarily due to lower than expected volume growth in our Transportation segment and lower Supply and Logistics revenues due to less favorable market conditions, general margin compression in both our crude oil and NGL businesses and the shifting of some of our NGL margin into 2017. This is offset by stronger revenues in our Facilities segment due to more favorable storage revenues, Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 7 of 13 8 and lower operating costs. For more detailed information on our 2016 guidance, please refer to the Form 8-K furnished yesterday. Before I hand it over to Al, I want to take a minute to address Permian Basin takeaway capacity which has generated a lot of interest recently. • Current takeaway capacity from the Permian is approximately 2.5 million barrels per day, including regional refining capacity. • We expect that there will be an additional 700,000 to 800,000 barrels per day of name plate capacity available. o This consists of Enterprise’s pipeline, scheduled to be in service in 2018 with an expected initial capacity of 300,000 barrels per day. o We believe there is an additional combined 400,000 to 500,000 barrels per day of capacity on a number of Permian takeaway pipelines that could be achieved by adding pump stations which could be done quickly and at a low cost. • This would take the Permian Basin takeaway capacity to approximately 3.1 to 3.3 million barrels per day, in a very reasonable time frame, as compared to current production levels of approximately 2 million barrels per day. • Timing for additional takeaway pipelines will be dependent on the pace of Permian production growth, quality of our crude segregation needs, as well as available markets driven by global crude demand growth. With that, I’ll turn the call over to Al. Swanson: Thanks Willie. During my portion of the call, I will review our financing activities, capitalization and liquidity as well as discuss our preliminary 2017 guidance. Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 8 of 13 9

As illustrated on slide 11, PAA sold 10 million units in the third quarter for net proceeds of $289 million through the use of our continuous equity offering program. Total net proceeds since starting the program in August 2016 are $443 million. As illustrated on slide 12, at September 30, 2016, PAA had a long-term debt-to-capitalization ratio of 51%, a long-term debt-to-adjusted EBITDA ratio of 4.5 times and $2.5 billion of committed liquidity. While our long-term debt-to-adjusted EBITDA ratio remains elevated relative to historic levels and our targeted range, we are committed to reducing this leverage ratio and expect to return to the targeted range over time as we benefit from capital projects coming on line, proceeds from additional asset sales, retained cash flow as a result of the distribution reset, equity issuance under the continuous offering program and from meaningful cash flow growth that will come with an industry recovery. In early September, we added a Fitch credit rating which is an investment grade rating of BBB. We chose to add the rating after considering feedback from a number of stakeholders including fixed-income investors. For over 15 years, our financial strategy has been for PAA to be an investment grade entity. We remain steadfast in our commitment to investment grade. I think it is important to note that we did not add the third rating with a view that we would let one of the existing ratings fall below investment grade – we are committed to and intend to maintain investment grade ratings at all three agencies. In the guidance 8-K that we furnished yesterday, we also provided preliminary guidance for 2017. As in past years, we will provide more detailed 2017 guidance on our next call in early February, which will incorporate updated information on OPEC actions, the crude oil market, midstream competition levels and a more informed forecast of producers’ 2017 capital programs and drilling plans by region. Based on the information currently available to us, as illustrated on slide 13, we expect 2017 adjusted EBITDA will be plus or minus $2.3 billion with implied DCF of plus or minus $1.6 billion, which generally reflects a continuation of a challenging midstream environment in 2017, with improvement lagging until later in the year. Relative to forecasts disclosed earlier in the Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 9 of 13 10 year, adjusted EBITDA reflects reductions associated with the impact of incremental assets sales and assets contributed to joint ventures, which are reported under the equity method of accounting. The impact on DCF was partially offset by associated reductions in maintenance capital and adding back distributions in excess of PAA’s share of joint venture income. Additionally, we expect our 2017 organic capital program to range between $500 and $700 million, a significant portion of which is associated with the Diamond pipeline. Please refer to the 8-K for additional information. As Greg mentioned earlier, there have been recent indications that the current industry cycle for crude oil markets has stabilized and upstream activity levels are increasing in certain areas, particularly in the Permian and STACK regions. Certain of these positive developments will impact the midstream sector on a delayed basis. In areas outside the Permian and STACK, we expect continued production declines through mid-2017 with meaningful production growth not resuming until 2018. On balance, we anticipate that the next nine months or more will be challenging for the midstream sector. We see increasing competition for the marginal crude oil and NGL barrel and uncertainty on the pace of recovery across the producing basins, both of which impact timing for the midstream sector recovery. Additionally, U.S. crude oil inventories remain higher than our prior forecasts and remain at approximately 30 million barrels above last year and approximately 140 million barrels above the five year average from 2010 through 2014. We believe this inventory overhang may affect the timing of the industry recovery. Accordingly, such factors have been incorporated into our preliminary guidance for 2017. Additionally, as noted in our 8-K furnished yesterday, the assumptions we used incorporate our belief that as production growth returns in certain basins impacted by MVC over contracting, the first barrels will go to fill current MVC shortfalls on either PAA’s or competitors’ pipelines and therefore will not have a linear impact on transportation revenues. Accordingly, we believe the margin improvement and ultimate benefit to the midstream sector will lag production growth in certain basins and vary between basins. With that said, while we remain cautious in the near-term, we are increasingly bullish on the outlook for significant Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 10 of 13 11 production growth in the Permian Basin and that this production growth, when combined with certain MVC expirations that we believe will begin in late 2017 and 2018, could result in meaningful improvement to our outlook for 2018. Before I turn the call back to Greg, I wanted to address one additional item. We have received several questions related to the 2017 preliminary guidance we furnished yesterday and the various forecasts that were included in PAGP’s proxy. The nature of the questions, which are generally focused on what has changed since our last proxy filing, suggest that there is a misconception that the forecast cases in the proxy were brought forward and updated or reaffirmed through the respective date of each proxy filing, with the last filing being approximately 4 weeks ago. As discussed in detail in the background and projection sections of the proxy statement, the three initial cases were developed roughly six to seven months ago in the March to April time frame based on the facts and circumstances that existed at that time and through refinements and variations of PAA’s then existing business plan, which was in turn developed in late 2015 and finalized in January 2016. In connection with our simplification discussions, a sensitivity case was developed in June. These four cases are snapshots of the forecasts that were reviewed and analyzed by the GP and LP representatives and their advisors leading up to the simplification announcement in early July. As indicated in the proxy, these forecasts were not updated or brought forward in any public filings. As I noted earlier and also discussed in the 8-K furnished yesterday, our 2017 preliminary guidance is, however, based on current forecasts and takes into account recent developments, our current industry views, and changes in PAA’s asset mix, including asset sales not contemplated previously when the forecasts were generated nearly six months ago. As a result of certain of the asset sales activities Willie discussed earlier as well as the other factors, the preliminary 2017 adjusted EBITDA guidance of plus or minus $2.3 billion is approximately $100 million, or 4% below consensus sell side estimates of approximately $2.4 billion. Our preliminary 2017 DCF guidance of plus or minus $1.6 billion is in-line with consensus sell side Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 11 of 13 12 estimates. As we have in prior years, we intend to provide detailed 2017 guidance by segment on our call in February, which will incorporate the most current data that we have at that time, including more definitive information on producer outlooks for capital budgets and crude oil volume growth in each of the various regions that we service. With that, I will turn the call back over to Greg. Armstrong: Thanks Al. We are two years or more into the current industry downturn, depending on where you pick the starting point. In general, the impact has been more severe on PAA than we would have anticipated a few years ago, in part due to infrastructure overbuild, but more critically the significant level of contractual overcommitments that has intensified the level of competition for the marginal barrel. We are seeing encouraging signs that we are at or near the bottom of the downturn, but we do not believe PAA or anyone else has an accurate crystal ball that can predict the turn with precision. In response, PAA has taken a number of steps to manage and mitigate the adverse impacts of a potential extended downturn on its business and financial condition, which are summarized on slide 14. These steps include: • Reducing capital commitments through scope changes and project deferrals; • Selling non-core assets and entering into strategic joint ventures, which collectively raised approximately $550 million of cash proceeds, reduced PAA’s capital commitments by approximately $600 million and secured complementary partners/shippers; • Securing $1.6 billion of non-conventional financing; • Intensifying efforts to capture incremental gathering and transportation barrels; and • Lowering PAA’s incremental cost of equity capital by executing an agreement to eliminate its incentive distribution rights and in connection therewith resetting PAA’s annualized distribution from $2.80 to $2.20 per unit, which resulted in a $320 million annual reduction in cash distributions. Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 12 of 13 13

Although these actions have had a decided positive impact on PAA’s positioning and it appears that we have seen or are approaching the bottom of the down-cycle, execution challenges remain. Importantly, we believe PAA is positioned to manage through the balance of the down-cycle, capitalize on available opportunities and benefit significantly as U.S. & Canadian oil production increases. Specifically: • PAA has significant liquidity and a competitive cost of capital; • PAA is positioned to reduce leverage via increasing cash flow from project completions and step-up in fee-based contractual commitments, asset sales and prudent equity issuances; and • PAA is leveraged to a recovery in production volumes with existing pipeline capacity that will result in significantly increased cash flow with low-to-no incremental capex when the inevitable recovery takes place. Although our tone and positioning for the near term is cautious, our tone and outlook for the intermediate and long-term is decidedly positive, especially as it relates to the Permian Basin, where PAA has the largest concentration of its assets. We appreciate your participation in today’s call and for your investment in PAA & PAGP. that, Noah we are now ready to open the call for questions. With Plains All American Pipeline, L.P. Plains GP Holdings 2016 Third-Quarter Earnings Conference Call Phone: (866) 809-1291 E-mail: InvestorRelations@paalp.com Page 13 of 13

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 And then, finally, we lowered PAA's incremental cost of capital by executing an agreement to eliminate its incentive distribution rights and connection there with resetting the distribution from $2.80 to $2.20 per unit, which resulted in a $320 million annual reduction in cash distributions. Although these actions have had a decided positive impact on PAA's positioning and it appears that we have seen or approaching the bottom of the down cycle, execution challenges do remain. Importantly, we believe PAA's position to manage through the balance of the down cycle, capitalize on available opportunities and benefit significantly as U.S. and Canadian oil production increases. More specifically, PAA has significant liquidity and a competitive cost of capital. It's positioned to reduce leverage by increasing cash flow from project completions and step-up in fee-based contractual commitments, asset sales and prudent equity issuances, and it's leveraged to a recovery and production volumes with existing pipeline capacity that will result in significantly increased cash flow with low to no incremental CapEx when the inevitable recovery does take place. Although our tone and positioning for the near term is cautious, our tone and outlook for the intermediate long term is decidedly positive, especially as it relates to the Permian Basin where PAA has its largest concentration on its assets. We appreciate participation in today's call and for the investment in PAA and PAGP. With that, now, I will turn – open the call up for questions. Q&A Operator Certainly. [Operator Instructions] Our first question is from Kristina Kazarian with Deutsche Bank. Please go ahead. <Q - Kristina Kazarian>: Good morning, guys. <A>: Good morning, Kristina. <Q - Kristina Kazarian>: Can you guys talk a little about how to think about calendar year 2017 guidance versus the green shoots that you talked about seeing, particularly Permian and STACK? I guess, essentially, what I'd like would be some color on underlying assumptions, maybe rig count, production levels, commodity prices? I know I'm asking for a lot here, but how I frame up 2017 with those numbers in my mind? <A>: Kristina, again, with 2017, we've given kind of indications of guidance. We call this preliminary shadow guidance for reason that we're still trying to finalize those inputs. We certainly run a number of cases that get us comfortable with that range, both above and below. What we're really waiting for is more data with you. We're listening to many producers' phone calls, as well as having discussions with them. And what we saw last year candidly is what they thought they were going to do in November and December of the year changed dramatically in January and February by the time we got to our call and we're outlining guidance. So, at this point in time, we're not providing that level of granular detail. What we will do, as we always have, in our February call, is we'll provide a detailed level, sharing with you as we do where we think volumes are going to come and from what areas and what the inputs are with respect to the rig count, et cetera, by area. <Q - Kristina Kazarian>: Okay. That makes sense. And, now, my follow-on is when I'm thinking about next year on the capital use side as well. Can you maybe talk – you mentioned in your comments about continuing to look at asset divestitures and then also maybe touch on how I'm thinking about using the ATM going into 2017 because 4Q, I used it a lot more than I had in past quarters. So, just any on either of those two would be great. <A>: Yeah. One thing – I just – Harry handed me a note. One thing that we are robust about on our 2017 outlook, I think we've got Permian going up about 300,000 barrels a day, which is about 15% by the end of the year. And so, it's kind of angled up throughout their – the pace of that is something we're still playing with, trying to figure out really exactly how's it going to play out. Page 8 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 As far as the issue on asset dispositions, obviously, Willie have updated you with respect to our West Coast assets. What we – we've been pleased with the values that we've been seeing. We clearly found pockets where assets in our hands generate X in terms of cash flow and then the buyers' hands can generate X-plus. And, in some cases, the buyers have had a cheaper cost of capital. So, the level of accretion is disproportionate. We're beginning to look at things that we consider to be not core and see if we can find more of those pockets. And so, we dialed in that outlook into our view combined with our desire, as Al said earlier, to deleverage. We'll continue to use what I would call a prudent level of the ATM. Obviously, that's price-sensitive. It's market-sensitive and it's – if we turn around and we sell a significant amount of assets, that would change our view as to how much we would need to sell in terms of the ATM. But with the elimination of the GP IDRs and the cost of capital is a lot less burdensome, before, we used to have effectively a 50% burden or almost 100% match on any incremental equity that we put out. So, we'll look at it prudently. We certainly want to protect our investment grade, and we intend to do that. <Q - Kristina Kazarian>: Perfect. Thanks, guys. Operator Thank you. And we go now to Shneur Gershuni with UBS. Please go ahead. <Q - Shneur Gershuni>: Hi. Good morning, guys. I don't want to spend too much time on the cases that were presented in the – I recognized the comments in the prepared remark that they're effectively stale. Just wanted to understand so that we can compare from an apples-to-apples basis, I was just wondering if you're able to quantify how much the asset sales that closed after those cases were presented kind of impacted those numbers, if you want to look at it apples to apples, and how much is related to the S&L margins being difficult versus kind of your volume outlooks. <A>: I can't provide you the granular level of that for a couple of reasons. Obviously, we're still in a process of selling some of those assets and just competitive users would tell you don't show all your cards and – but from a standpoint, obviously, those are the two primary items. I mean, we continue to be frustrated probably is a decent word. The margin competition level is very intense when we do lose barrels or fail to protect margin. What we're seeing is our competition, in most cases, are buyers that have significant commitments and they're trying to fill the barrels. And so, I think we highlighted that in a prior call or two and it's a new phenomenon, and we're still wrestling with how to accurately forecast that. Clearly, the market's been tougher than what we have seen or what we forecasted previously. So, we're still trying to calibrate that. But as far as trying to reconcile that, the one thing I would point out is, I think Al touched on it, is there's a step-down in EBITDA versus kind of what our case would have been before. Part of that's asset sales, part of it is margin, but then there's some offset in – we're selling some of the higher maintenance cost property, so the maintenance CapEx is actually – so the impact, I think, even though we're down in EBITDA relative to consensus, I believe our DCF is actually still right on top of the consensus DCF. <Q - Shneur Gershuni>: Okay. And as a follow-up question, when I think back to the Analyst Day and the presentation that I believe Jeremy gave with the scenario A, B, and C, and I think with scenario B, you gave actually quite a bit of detail about rig counts that you would expect in how many months in a cycle and so forth. I was wondering if you – instead of trying to pull out your crystal ball for 2017, rather, if we can go back and say, how are you tracking relative to scenario A, B and C? Is it a little bit better than B? Is it worse? When I think about the rig counts that you have sort of laid out for the Permian, Eagle Ford, [ph] [ph] Wolf (35:05) and the DJ. it seems like the Permian is running far ahead of that. Commentary from the producers has been really strong and the productivity seems pretty good, but Eagle Ford seems to be a little bit behind. I was wondering if you can sort of give us a little bit of color as to which scenario do you think you're tracking closer to and how should we thinking about general volume recovery, just sort of based on that? Page 9 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 <A>: Yeah. As far as – I mean, the bright spot really is the Permian, and we're seeing the rig count in that area especially of recent scenario is above scenario B. It's not quite as robust as scenario A was but – and then the other area kind of more microscopic would be the STACK, which is an area that we think we'll see very significant volume growth that starts from a low base but then [indiscernible] (35:55) on absolute terms over the next two or three years. We're feeling unbelievably good about it. The challenge there for a midstream entity is, unfortunately, it's so close to market. We don't get as much compensation for transporting short distances. We would from areas that are farther out such as the Eagle Ford and the Williston and the Permian. As far as the rig counts for the areas outside of the Permian and the STACK, they're either flat to down to the B case, a major variable – anytime we make a forecast is the dock inventory building or declining. What we're seeing right now is if you extend it from our case A, B, C and you look at case B, clearly, in the Permian, I think we're trending at or above of that forecast because of the rig count. In the other areas, and even in cases where the rig count is about the same, we're actually trending below in terms of volumes. I think we're – a lot of numbers. Data always lags a little bit. But the Williston and Eagle Ford, if they're not below 1 million barrels a day, they're [indiscernible] (37:03) close to that whereas we would have had it slightly higher than that. And so, what we're trying to do is figure out what the recent price rally, the inventory rally Al mentioned, seven out of nine weeks, it was the [indiscernible] (37:16). The problem is, this last week, we gave back eight weeks' worth of [indiscernible] (37:20) and we're right back where we were at September 3. So, are we cautious in our outlook for 2017 because of those factors? Absolutely. Are we prepared to be surprised? We want to be, okay. What we want to be is give you the best rig that we possibly can because we're playing a long-term game that we have to disclose short-term results on. But the important thing is how do we perform over the next two, three to five years. And we think we're set up to do very well. The Permian probably gets mentioned a lot. If this was a drinking game on any of the phone calls, my guess is everybody would be pretty weak-legged walking down the street because Permian is the hottest area, if not in the United States, probably in the world. And I think everybody around here, if you're doing over and under it, 3 million barrels a day, our hands are going up at over 3 million. If you do it at 4 million, a lot of them are still are going up. The question is when is that going to happen? And, unfortunately, we're probably guilty of giving more granular guidance than perhaps many of our peers. And so, we're forced to take a view on kind of what's going to happen when. If we're talking 2018 or 2019, again, a lot of hands are in the area and we're trying to figure out was it first half or second half. Here, we're trying to figure out which month is it going to happen in 2017. So, again, our intent is not to convey a tone of negativity. Our intent is to say it's cautious in the near term because we can't predict when it turns, and it's extremely positive once you get beyond that. It's just a question of how long is [indiscernible] (38:54). Is this a V-shaped bottom or a U-shaped bottom that we're in. And, right now, it feels like it's a U-shaped bottom in our view because of inventory and the absence of a clear agreement beyond the United States' boundaries to reduce production when the [ph] band (39:10) is kind of struggling to grow. <A>: I think it's not quite totally related, but it does impact us as we need to get through some of these MVC commitments for margins to get back from normalized levels and until that occurs, margins are going to be stressed. <Q - Shneur Gershuni>: Fair enough. And one final question, if I may. What kind of capacity utilization would you like to see in the Permian or what level would you needed to be for spreads to start to improve so that the margin performance of S&L can improve with it? <A>: Well, 99.9% of utilization would be an outstanding number. As a practical matter, that would be too tight for the industry. You probably need somewhere in the neighborhood of 10% plus or minus of excess to safely operate the basin and avoid huge bottlenecks from time to time. Willie went through the numbers with you a bit earlier, but when Page 10 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 400,000 barrels a day of your 2.5 million barrels a day of capacity isn't a refinery, any unexpected downtime or extended turnaround ,you're going to fill your tanks up and then you're going to run on in the situations not dissimilar to what we saw in 2011 and 2012. We've got quite a bit of headroom now versus what we had back then. Keep in mind, this was a basin then a Permian that was 800,000 barrels a day at total production in 2008, 2009, and we're probably ahead at that point in time, just under 1.7 million, 1.8 million barrels a day of takeaway capacity. So, you had a 2:1 ratio. Now, we're tighter than that. but we still got plenty of headroom because we're below that 10% and with the ability of existing pipelines, Cactus, BridgeTex, PE2 to expand and then enterprises pipeline coming on, we think we'll stay healthy. What's still hurting us a little bit right now is based on our numbers, if you take existing commitments and you added to refining capacity which refiners are going to buy what they need to run their refineries, you've got a ratio of about 80%, maybe 85% of the volumes spoken for in the sense that there's commitments to ship on that. In all cases, the shippers don't have the barrels and so, they're going on and competing for that, and that's why you're seeing spreads come in. If you look at the differential between Midland [indiscernible] (41:42), Magellan East Houston, I mean, you got $1.20 price premium at [indiscernible] (41:48) East Houston, but it costs $2.25 to get it there. That tells you that the market is abnormal and you'd run the same numbers going to almost any market that would tell you to leave the barrel in Midland, don't ship it out because that's the highest-priced barrel. What that is is because people are bidding it up to fill the commitments that they don't have the barrel for. And that's why I think Harry's comments are very appropriate is as we get through some of these contracts that expire, that, combined with production uplift, will cause margins to reclaim some of the ground. They may never go back to where they were before, but it's going to reclaim a portion of it. <Q - Shneur Gershuni>: Great. Thank you very much, guys. Really appreciate the color. Operator Thank you. Next, we go to Jeremy Tonet with JPMorgan. Please go ahead. <Q - Jeremy Tonet>: Good morning. <A>: Good morning, Jeremy. <Q - Jeremy Tonet>: I'm trying to get a feeling here for the Supply & Logistics, trying to get a sense for where the floor of the businesses realizes a difficult question. But just wondering, the [ph] 360 to 380 (42:49) that you're guiding today for 2016, do you see that as kind of floor-ish and the majority of that as kind of your NGL business that's largely [indiscernible] (42:59) recurring and reflects kind of a depressed spread differential or any other color that you could provide there would be helpful. <A>: We have it in our 2017 guidance provided a level of detail by segment because we do want to get a better handle on some of the various things we just talked about on some of the prior questions, and we'll have a better feel for that as we talk to producers directly and/or producers share more specific drilling programs. We're hearing rig pickups, et cetera. But, again, we're a little bit cautious because we saw a head fake last year where what was announced in November and December got taken back in January and February. So, we're going to monitor that. As far as the Supply & Logistics, don't question that where we've given up a lot of territory. I think we were reporting Supply & Logistics as high as 920 million or 930 million in just 2013 and 2014. And, now, we're down, as you say, into the mid-to high-300s. A big portion of that is on the crude oil side. Part of it, I think, we – full disclosure along the way, we told everybody, don't count on that being sustainable because we think it's associated with problems that we're all going to solve. But we had a view that our baseline in a normal market was [ph] 500 to 550 (44:26). Well, clearly, when we're reporting [ph] 900 to 930 (44:29), that's not a normal market. We try to send that. We would tell you that we don't think Page 11 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 the [ph] 360 to 380 (44:35) that the range that we got into right now is the normal market. We think it's about closer to the [ph] 500 (44:39). But how we get there, okay, is the challenge. And so, it's back to the disuse of – and we've got analysis of what we think are every existing commitment made by either refiners or intermediaries or producers, and I'm sure it's not accurate for those that are beyond our boundaries. But we've got a much bigger field for that and we try to calibrate it. That issue of – as the combination of production uplift if the Permian does increase 300,000 barrels a day in terms of from now until the exit of 2017, somewhere along the way, that should have a positive impact on margins. And when you combine it with expiring in the [ph] C (45:20) commitments to where people aren't scrambling to buy barrels that they committed to ship at a price, we think there could be a reset in some of the margins on that basis. So, I can't give you any guidance that we haven't already provided in our aggregate numbers today. I would tell you stay tuned. We always give that kind of information in February when we have more information. <A>: And, Jeremy, I would add one comment to that. As we've discussed throughout the year here, in certain cases, we are making a conscious effort to go get barrels because – to move through our system with the net benefit to other segments, so that is one of the issues that's there. So, again, we have definitely made that as part of our optimization of the total system part of our priority. <Q - Jeremy Tonet>: That make sense. And, Al, thinking about the credit side, just wondering, you seem very firmly committed to maintaining investment grade there, and I was just wondering if you could update us as far as conversation with Moody's, if you have previewed these earnings or touched base with them recently and just walk us through what levers or steps going forward you might be looking to take if they want more actions taken there. <A - Alan Swanson>: Yeah. Sure. We maintain kind of ongoing dialogue with, not now, all three of the agencies that rate us, so that's been historically part of the process that we've gone through. What I would say, again, we don't directly share specific conversations with an agency, let's say, Moody's, but that's one you asked about. But I would say, generically, the communications that they've provided us and the feedback they've provided us and the feedback they've provided is consistent with what they've put out in writing. And so, I think the last piece they put out publicly was July 12 right after our simplification announcement. And they were very specific with putting out a process and a view of what they wanted and expected us to do as to a deleveraging plan. And we look at that and we are fully expecting to comply or be ahead of that. So, including based on the guidance that we've just set. So, again, I would point you to that piece and, again, it was dated July 12. But they acknowledge our leverage is higher now and what they're basically articulating is they want to see a plan and have comfort in that it will recede by – as we progress throughout 2017. So, again, we're looking at that and focused on delivering that or a little better as far as our deleveraging plan. <Q - Jeremy Tonet>: That's it for me. Thank you very much. <A>: Thanks, Jeremy. Operator Thank you. And our next question is from Brian Gamble at Simmons & Company. Please go ahead. <Q - Brian Gamble>: Good morning, team. <A>: Good morning, Brian. <Q - Brian Gamble>: Greg, you've been talking about MVCs in practically every answer, but I wanted to touch on it one more time to see the catch-up that needs to happen to, I guess, eliminate MVC payments and get barrels on a [indiscernible] (48:52) basis with commitment. What is that lag? Page 12 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 And maybe a second part to that question is you're expecting kind of a roll-off starting late 2017, early 2018 with some of those MVCs. Can we quantify that in any way as to what is expected to roll off over that time period or the next 12 months, or any kind of modification for both of those would be helpful. <A>: Well, we know what we have and we really don't have any material roll-offs in there, but what we do know is a lot of these commitments that we – in some cases, Brian, we're dealing with second-and third-hand information, but information we've aggressively gone out to try to get, to try and solve the issue of how big an impact MBCs are having on the business. And we came back with the conclusion, it's fairly significant. So, I think, Al's comments, we think, probably – I'm going to throw a number out there for illustration, but for example, if the first 100,000 barrels a day out of the Permian have increased production from current levels, we think we'd probably go to fill some existing commitments. Obviously, we've got MBCs and people are paying us and they're not shipping. When they increase production and they give us the barrel, okay, we'll now see that higher recorded volume that we're moving, but you won't see a linear relationship in our reported transportation revenues. We try to make those same assessments for how it impacts others. And again, that 100,000 barrels, we would allocate part of that to our MBCs that have yet to be fulfilled and we think we have a feel for what others are. There's probably a couple of 100,000 barrels a day over the next 18 months that will be expiring. And if you add that to the 300,000 barrels a day of increase, that's 0.5 million a day of incremental headroom above that 80%. So, the 80% goes down. And I should point out, that will be offset, to some extent, by – in 2018, enterprise will clearly have their pipeline in service and we understand they probably got some commitment today or so. It's a pretty dynamic situation. I think one of the things to keep your eye on and certainly we are is that the quality shift over time. The Delaware is much lighter than other areas of the Permian and so, we're going to see quality start to play more of a role in that and as the MVCs roll off, you may see quality of volumes go in different direction. So, unfortunately, it's more three dimensional than a linear model will allow itself to forecast. <A>: And the other thing I should add to what Greg said. When we think of MVCs, we also think about demand from refineries that have to run this crude. You can think in Permian basin, you have 400,000 barrels of a day that's going to be run by refineries. So, we think of that as an MVC. [indiscernible] (52:05) basin in West Texas Gulf two legacy pipes that don't have committed volume on it. And the tariffs really don't want to move crude out of those areas but yes crude is moving and that's because there's refinery demand for that crude. So, like Greg said, it's a little more three dimensional than just linear evaluation of what the MVC is compared to the production in the area. <Q - Brian Gamble>: So, that's fair [indiscernible] (52:31) complicated equation. One more on that front. Greg, in your answer, just talking about the shifting complexity of the barrel or the shifting components of the barrel more NGL heavy particularly as the Delaware side picks up versus the Midland side. Does that benefit you directly in any way because of the footprint of your system and the capabilities of the system? Maybe you could walk through and how that changes your potential outlook into next year? <A - Greg Armstrong>: So, I think [indiscernible] (53:07) China here. But the first thing that comes to mind is we've set up our entire Delaware Basin system to be able to segregate the different [indiscernible] (53:17) crude qualities that exist, and we think there is a difference between what's being evolved in South Spraberry versus the Delaware. We think that they're ultimately big demand for the lighter crews that we're looking at some opportunities right now to sort of capture that in the nearer term. But Willie, why don't you go ahead and... <A - Willie Chiang>: Yeah. I think the other thing I would add is if you look at our Cactus system, I mean it was essentially designed to be able to move the lighter barrels out with capability segregation, access to Corpus Christi, connected in the pipelines to get to Houston. So, I think that's a real key cog for us because it also pulls the light barrels out of the base in south without clogging up light barrels that go into the entire Midland Basin system and further dilute that. So, I think the Cactus stream is by far a big strategic driver for us. <A>: Brian, when we look at our forecast and we forecast not only volume by area, but we're forecasting specifically how much do we think that that going to be condensate, what's the gravity, how much is light, medium and heavy, Page 13 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 what's the gravity, where are the markets for that to go to, and what are the relative values. And so, three dimensional may not only being do it a services, it may be more four dimensional. So, and then overlaying that are the MVCs that have basically in the past forced somebody to deliver a particular type of crude, so they've had to go out and buy barrels to make that cocktail work to deliver to me the pipeline specs that they're committed on. As volume goes up and the quality evolves and the commitments come off, okay, you may see a barrel that use to go one direction, go a totally different direction because they can't pay enough to buy back into that market because of what Harry said, that refiners said, and they're going to win every time. They've got better economics than everybody. They're going to buy the barrel that they really want for value. And so, that's going to force the movements whereas, again, at these MVCs. And you're right, I keep harping on it. I'm going to stay on message because I think it's the single most important factor that's different than the last 50 years is it's not access capacity of infrastructure. It's the artificial influences that over commitments are making and forcing people to act irrationally if you don't have the information they have. And so, they're just trying to minimize their losses or their sunk cost. <A>: I might add something more on the light crudes. If you think about what's developed over the number of years, we've developed light crudes, but it's been prettily easily absorbed into the system. And when you look at refining margins that were very, very wide, one, refiners have the capability to run it plus with the wide, wide crack spread margins, they are very willing to run it. As that tightens up and more like it's in there, I think there's going to be a lot more focus on quality. And I think pricing of quality is going to change than it has over the last five years. <Q - Brian Gamble>: Great, guys. Let me sneak in one more complicated question, but I'll give you one workout, Greg, if you want it. Are you more worried, just as worried or less worried about the E&P plan for 2017 at this point in the year as you were when they gave their 2016 plan last year? <A - Greg L. Armstrong>: Well, As the chief worry officer, I guess I stay worried all the time. I think we don't know enough to know how to answer that question other than which puts us on alert to just be cautious. I mean, we saw some massive reversals in positions between November last year and February. And if you are to answer that same question, I would have given you a naive answer, says this is what the producers told us. This is what we think they should do. If oil prices continue to drift south, my guess is statements made will change. And if OPEC comes to some semblance of an understanding, those numbers could go up. And that's why I think the best thing we can do in our guidance is kind of give you an indication of where we're at, let you know asset sales that have or about to happen will impact our EBITDA, what is done on DCF which is a lot less and then tell you we're going to give you a better update in February. I feel a little bit like the weatherman where us and our peers are all trying to use the radar and the tools and the knowledge and experience we had to predict the weather. I think, PAA, because of its footprint, has as a good radar and information as others. But what I found out is, is if we're the ones that predict it's going to be stormy this weekend and clear next week and everybody else is saying it's going to be clear this weekend, even if we're right, they get mad at us. I mean, we didn't make the weather. We just are trying to predict it. So, our view right now is we're cautious in the very near term. No question. We are unbelievably optimistic about the intermediate and long term. The question is define near term, is that six months or nine months or 12 months? What I am proud of is that I think we've taken all the steps to put Plains in a position that if this is a potential extended downturn and knows that we stay on bottom, we think we're near the bottom, but if we stay here for a while, we're going to be fine financially. We think we've set the distribution at the right level. Our coverages, if you run the numbers for next year, even at the [ph] 1.6 million (58:50), I think, shows a 108 to 110 coverage on the distribution. And we wish we could repot better results. But if we end up in that deal, we know that we're going to see a very strong recovery, we think, in the Permian and other areas, and we're positioned to capitalize on it. We just can't make people drill wells on the schedule we want them to. <Q - Brian Gamble>: Thanks, Greg. Page 14 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 <A - Greg L. Armstrong>: Thank you. Operator And we go now to Harry Mateer with Barclays. Please go ahead. <Q - Harry Mateer>: Hey. Good morning. I guess first is following up on the Moody's comments from earlier. Two of the specific numbers the agency laid out were 5.5 times adjusted leverage on their numbers and then EBITDA also turning to $2.5 billion next year. So, with your preliminary guidance a bit below that, but some of that attributable to asset sales, do you think the asset sales you're looking at will be sufficient to ensure you're in compliance with the [indiscernible] (59:44) requirements or is it a combo of asset sales and then perhaps leaning more on the COP program? <A>: I mean, clearly, asset sales have been a key component, especially with you getting good value for them. We think the tool that we're going to use are a combination of all the ones I mentioned. Clearly, we think Moody's is very much focused on leverage which is the key one and also distribution coverage. We think those work very well. Clearly, one of the key components they're focused on is the 5.5 times, as you mentioned. <A>: If I just add to, and correct me if I'm wrong, but I think at the time that you measure that, you look at a trailing basis because that's what you need to do, but you also look at what's the slope or what you can see in front of you. And, again, with the visibility, if it's clearing up, it's going to be – if it's just a matter of quarter or two before things are turning because you can see production volumes have come up and things underlying. So, I think we want to leave our options open. But what I think you hear Al saying very clearly is we have all the tools that we need to do what we need to do. <A>: And, clearly, with regard to the ATM, I mean, clearly it's a component of our CapEx program but it's also a tool to manage our capital. <Q - Harry Mateer>: Okay. And then – thanks for that. And then you got a $400 million maturity coming up in a couple of months. What are your thoughts at this point in terms of addressing that? Do you refinance or a new deal pay down the revolver or perhaps look to pay it down with assets or proceeds or some other form of capital? <A>: We always don't look at a specific – one specific maturity. We look at king of our overall needs. What we've got currently funded on our facilities or through CP? What our capital program is looking forward? We would, based on our views, consider accessing the market either before the end of this year or in the first half of next year. So, that would be our thoughts with regard to that but it wouldn't be just specifically to fund that particular note. <Q - Harry Mateer>: Okay. Thanks. And then last one for me, just if you can share this. Do your current estimate assume that the [indiscernible] (01:02:11) debt balances is higher or lower or unchanged at the end of 2017 relative to 2016? <A>: We hadn't disclosed that. But again, we're looking at – I think the key factor that we're looking at is the leverage metric. And we're considering how Moody's looks at it. And so, my comments earlier about being at or better than the ratios that Moody's quoted in their July 12 release is very much a focus of ours. So, whether the debt is a little higher or lower, depending on where EBITDA is, that becomes not as important as making sure we are deleveraging on the plan that we've discussed in detail with Moody's. <Q - Harry Mateer>: Okay. Got it. Thank you both. Operator And next, we go to Vikram Bagri at Citi. Please go ahead. <Q - Vikram Bagri>: Hey, guys. A quick question on financing requirement in 2017. Apologies if I missed this. Once the transaction closes, how should we think about equity issuances at PAA versus PAGP level, given PAGP trades Page 15 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 were the trades that are at exchange ratio higher than the proposed ratio and the full-tax asset at PAGP. How should we think about issuances after November 15? <A>: You know what, currently we do not have an ATM up there. We will look to do that and we will look to optimize the best cost of capital for the entity. So, our view was is that with the tax asset, the structure, that entity, we felt like that stock may trade at a premium to the underlying unit. It has so far. We'll see if that continues, but our intent would be to use that as a funding source as well. So, don't be surprised if we look at some point here to post-closing to put in an ATM facility up at that entity. <A>: And, Vikram, the – we announced this when we made the certification announcement. There was a lot of back and forth between the two sides. It was – what's a fair trade? But we did hardwire into that arrangement the ability to effectively sell equity at the top and backstop it with the issuance of units from PAA on a one-to-one basis. <Q - Vikram Bagri>: Great. That's helpful. A couple of quick questions on assets. With Saddlehorn online and Grand Mesa is online as well, how should we think about long-term outlook for White Cliffs Pipeline? I believe White Cliffs has a deeper reach into the basin, but the rates are not competitive enough. So, longer term, what's the expectation for volumes on White Cliffs? <A>: I think we're going to let the operator give you their version on that. I would just point out we've got 40% ownership in Saddlehorn and 36% ownership in White Cliffs. And so it's not that we're necessarily indifferent to it. It's just it's not as big an issue to us, which [indiscernible] (01:05:10) goes down, and I'll leave it to the operator of White Cliffs to address that issue. <Q - Vikram Bagri>: Okay. And just as a final question. You talked about growth through acquisitions and JVs on your Analyst Day and you talked about that in the past as well. I was wondering if how does an asset like [indiscernible] (01:05:32) fit into your portfolio? Does it help you in [indiscernible] (01:05:34) in the longer term? Does it help you in White Cliffs volumes? And how should we think about M&A once transaction closes? Are you looking at the assets, looking at potential assets prior to simplification or you'll consider that once the transaction closes? <A>: First, it was never prudent for us to talk about trying to buy assets from somebody that may be considering selling and showing our cards, so we'll hold off that. I think the concept you had about we look at it on a strategic basis of how it all fits together, we're all about how do we improve our system. And we're business builders, not asset aggregators. I think we've even looked at, and kind of back to Harry Mateer's comment earlier, I mean, for the right asset, you might go in and overfund it with equity if it's strategic and you have the kind of synergies and actually an acquisition could help you delever on your debt-to-EBITDA on that basis. And yet, the unitholders might stand back. And we think we'd look at it and say, good value move because it improves the overall value of the system. So, I don't want to talk about any particular assets, but I can tell you, we all are looking at it, I think, with the same lens that you talked about, which is a mosaic of how do we make pieces fit together so that one plus one equals something greater than two. <Q>: Great. That's all I have. Thanks. Operator And now we go to [indiscernible] (01:06:48) with U.S. Capital Advisers. Please go ahead. <Q>: Good morning, guys, and thanks for extending the call a little bit. You guys talked about continued margin pressure impact in Supply & logistics, and it looks like guidance for Q4 is flat despite the fact that you're kind of rolling some of Q3 into Q4. Is something specifically happening or happening to cause additional margin pressure in the last three months? Page 16 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 <A>: Well, exactly. that's what we're communicating is that it's intensified the margin pressure as barrels are up. We're seeing margin – I mean, people are competing very, very, aggressively. The beneficiary of this is clearly the producer. It's not the midstream companies that are basically both trying to drop to the floor. And, ultimately, we think the most integrated entities on the midstream side will be winners, but maybe winners because there's a tall or short person in the room. <A>: And in some areas, we're seeing more margin compression in the NGL space as well. I'm not saying that's across the board everywhere, but there are areas where that is occurring. <Q - Vikram Bagri>: Okay. Thank you. And then, just to clarify, the 2017 guidance includes the impact of the sale of the West Coast terminals even though that's not finalized yet? <A>: It's contracted and, yeah, it does. I mean, it's that and a few others. They're basically impacted in there. Yes. <Q - Vikram Bagri>: Thank you. And then, the last one, I know it's de minimis, but is any expansion dollars for maybe expansion of BridgeTex or Cactus included in your CapEx for 2017? <A>: No comment. <Q - Vikram Bagri>: Okay. Then, thanks so – thank you. Operator And next, we have Ross Payne at Wells Fargo. Please go ahead. <Q - Ross Payne>: Harry, most of my questions have been – well, most of my questions across the board have been answered on Moody's, so I don't want to go there right now. But, Harry, can you go in a little more detail this $30 million in delayed NGL inventory in crude inventory sales and how that might manifest itself relative to prior quarters when we didn't use to hear about this? Thank you. <A>: It's happened occasionally in the past, Ross. It basically take a month like September where we had low NGL prices and you have an average cost of inventory accounting process. The sales – the entire margin is hedged through the winter period. It's just sort of dependent on what happened in this quarter was at the end of the quarter with a lower NGL prices and a higher average inventory cost. We had lower profits in September. But that will manifest into larger profits as the rest of the inventory is drawn in either the fourth quarter or first quarter. In addition, there was transportation cost paid on some crude in-transit where the cost occurred in the third quarter and sales occurred in the fourth quarter. <A>: And Ross, the other thing that we specifically chose to keep some contango inventory through this quarter that we had modeled that will come out in the fourth quarter. <Q - Ross Payne>: Yeah. <A>: Ross, on the NGL on the inventory costing at the risk of over simplifying. Effectively, we have a seasonal program where we buy NGLs during the summer months, we store it and our customers have committed to purchase that inventory sometime between October and the end of March. And so they have to take it out. We don't know exactly when and part of that is weather related. So, we buy that. It goes into our average cost of inventory and we sold it back-to-back. We just don't know what the exact timing on that is. In between that, if we go in and let's say spot prices fall, so we can buy spot barrels at X that's below our average cost of inventory and we sell it at a price that's above the spot price that we just bought it at. The accounting requires us to take the sale that we did which is at a depressed price to what we – average cost of the inventory at but above that spot purchase – then make us roll the spot purchase into the average cost of inventory and so you can actually have a situation where – I'll make up numbers. Page 17 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 You bought it $1 for the summer-winter spread and sold it $1.20, okay? And then later on price has fall and now it's at $0.90 and you can buy a spot barrel at $0.70 and sell it for $0.90 so you can still make $0.20. But they're going to make a stake that $0.90 sale and match it with that $1 average costing in inventory that's maybe $0.99 now. And so you look at it and say well, that's silly, you lost money. But the answer is, you really made money in the aggregate. It's just question is when you realize the money. <A>: And if you look at what happened in the third quarter, July prices and August prices, there was a pretty severe dip down in recovery by the time we came out at the end of September. <Q - Ross Payne>: Okay. That makes a lot sense. And, thanks so much for the clarification. And, Al, I got more for you. Does the 1.08 to 1.1 times coverage, is that inclusive or it exclude the pick on preferred? And that's it for me. Thanks, guys. <A - Anatol Feygin>: That would be a cash amount and it was excluded. <Q - Ross Payne>: Very good. Thank you. Operator Thank you. And next we go to John Edwards with Credit Suisse. Please go ahead. <Q - John Edwards>: Yeah. Good morning, everybody and thanks for – yeah, I'll take my question here. Just if I could come back to the MBC topic for just a second because I don't think I was quite following. What are the volumes needed then to cover that? It sounds like, because of the MBCs not enough volume is flowing to your system to actually cover that, that depressing margins. What kind of volumes do you need to get to the point where you, in effect, have a true market base rate? <A>: So, John, the issue... <Q - John Edwards>: [indiscernible] (01:12:55) understanding. <A>: Yeah. The issue is not just us, it's – there's several others in the basin. So, the question is we don't know what the big scope is [indiscernible] (01:13:04). What we do know is that – well, what we think we know is based upon the contracts that we put together. Roughly about 1.7 million barrels of the 2 million barrels of current production out there is spoken for either by refineries or existing commitments, okay. And so, there's more than enough volume to cover it overall, but it's not always in the right hands. And so somebody who has a 100,000-barrel-a-day shipping commitment that only termed up 50,000 barrels a day of purchases is constantly going into the market trying to buy that 50,000 barrels a day. And they're basically willing to go to the wellhead and lose money a quarter a barrel because if they don't buy that, they're going to have to still pay $2.50 or $2.75 or $3 to ship a barrel or to pay for a barrel they don't ship. So, we disclose – and I don't have the number right here, but we disclose in our adjustments what the shortfall is relative to what we have been paid for per build, but it's a bigger issue than just us. It's the whole basin. <A>: It's really kind of [indiscernible] (01:14:09), right, the incremental barrel, whatever that shortfall is, it doesn't have to be a whole lot. But if that incremental barrel is losing money from the Supply and Logistics segment, it's going to drive the whole complex. Same thing happens in reverse. We had a short – there's a transportation coming out of the Permian Basin a couple of years ago. It may have only been 50,000 barrels a day of shortfall out of 1.5 million barrels. But that shortfall drove the whole complex to $10 premium because that's what it cost to get the incremental barrel. <A>: A $10 discount, yes. <Q - John Edwards>: Okay. So... <A>: It's not our short. It's the industry's short. Page 18 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 <Q - John Edwards>: Industry, sure. Yeah. <A>: When you had 1.550 million of production and 1.5 million of transaction, that 50,000 barrels set the price for that differential to go to $10 or $12 a barrel. To flip it back around, you may have 50,000 barrels short trying to run around and it's driving what would normally be an $0.80 differential or a $0.50 differential to Cushing to a premium sometimes. <Q - John Edwards>: Okay. So, just – I mean, with a lot of the E&P guidance out there, I mean, something like, I guess, fourth quarter 2017 over fourth quarter 2016, I guess, depending on what estimate or what numbers you want to look at, it's something like 200,000 or 250,000 barrels a day of increase expected, somewhere in that ballpark, it looks like. I guess the expectation is that all these MVCs, at that point, it should basically be over and done with, I would imagine then, by the end of next year? Is that a priority or is it [indiscernible] (01:16:00) over into 2018 a little bit? <A>: It's more complex than that because, for example, even on our system, we have a step-up in MVCs with the passage of time on Cactus that we've talked about in the past. And so, somewhere along – in our hands, we like it. If they're not in our hands, we don't like it. And then, there's some that expire in 2018, but then you've got echo coming on. So, you're asking, John, the right question. I think everybody is. But, in some cases, without all the knowledge, it's hard to know. And, ultimately, we think, again, it's not sustainable, but how long it can be sustained before it – that sells out is hard to predict. And so far we've been less than 100% accurate at predicting its impact on us because it's still been like catching a falling knife. <Q - John Edwards>: Okay. And then, just pivoting a little bit. We noticed, compared to last quarter the guide in your guidance that was in the 8-K last night, the Permian volume for the fourth quarter while still rising, it was actually something like 1% lower than what you had guided to in 2Q. And so, we are just wondering what was behind that? Particularly, given the very optimistic guidance numbers being put out by the E&P companies? <A>: [indiscernible] (01:17:33) I mean, that's what happens is – if somebody is going to drop their willingness to gather barrels at a loss, okay. They're going to redirect that barrel to their pipeline and we would have assumed that it will go come into ours at a reasonable margin and – so, it's not that the barrels aren't being produced, it's a question of where they're actually being bid for to fill the MVCs. <Q - John Edwards>: Okay. So, again, it's a sort of a complicated plumbing dynamics there. Okay. That's helpful. And then, a question for Al, with the GP gone, we're presuming you could have an investment grade credit and still – and run at a higher leverage that you maybe did in the past? I think in the past you we're targeting 3.5% before. Are you going to be targeting a little higher leverage, more like 4%, 4.5% or are you still thinking this 3.5% to 4% range? <A - Alan P. Swanson>: We are not looking to change anything clearly with the GP as we close the transaction any debt up in entities above PAA will go away, PAA is assuming that. That's partly why we are using the ATM like we did in the third quarter and early fourth quarter. But now we're committed to the 3.5 to 4 range on the long term debt to adjusted EBITDA basis. Remember though, John, that embedded in that [ph] quarterly (01:19:06) we have hedged inventory debt. So, that's why we think that level is the appropriate level that with – our normal amount of hedged inventory debt. Clearly our consolidated total leverage which, say, the way Moody's looks at it or other rating in the agencies that that's within tolerance that they would have for investment grade, mid BBB ratings. <A>: John, I would just add to that comment that clearly we've been in this business a long time that the new issues that has come up that has affected perspective about the right level of leverage is, is this potential for MVCs to come back in the future in some former fashion – if we go to the next boom. And so what we see is that there's more pressure in a down market uncertain of our margins that we need to build better cushion into our leverage. And so, yeah, we got rid of the GP but we have to deal with MVC and so I think what you hear and I'll say very clearly is we're committed to that because that's the level of flexibility we think we need to have to withstand the full cycle and still be on offense throughout the entire time period. Page 19 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 <Q - John Edwards>: Okay. that's helpful. And then just my last one. So, going back to this recognition of the EBITDA in S&L and some of the other noise that was in there. What we've noticed is looking back to the guidance last quarter that it didn't really change much and so, we're a little bit confused on how it would – how that recognition then actually works? I mean, you don't need to go back the whole [indiscernible] (01:20:52). <A>: Yeah. The short answer to that is two things. One, the delay or delayed into the fourth and to the first quarter of 2017. And then, the margin compression that we didn't see last time is impacting the fourth quarter and offsetting some of that delayed carryover benefit. <Q - John Edwards>: Okay. All right. Thank you very much. <A>: Thank you, John. We got time for a couple more, I think. Operator All right, Your next question is from Danilo Juvane at BMO Capital Markets. Please go ahead. <Q - Danilo Juvane>: Thank you. My questions have been hit. Thanks. <A>: Thank you, Danilo. Operator All right. Then, the final question we have is from Robert Balsamo at FBR. Please go ahead. <Q - Robert Balsamo>: Hey, guys. Thanks for taking the question. Just a little clarification on the compression, the margin compression issue. When I think about competition for barrels getting on to the longer-haul pipelines, what sort of arrangements are being made as far as [indiscernible] (01:21:48) producers? Just thinking about like how sticky some of the customers are going to be once they're captured and, ultimately, maybe, how quickly things could respond favorably month to month? <A>: Yeah. So, it varies. I mean, there's some arrangements where you're literally competing on an evergreen 30-day and there are some were people are locking out for six months or a year here. <A>: Yes. Yeah. <A>: So, there's no one simple answer there, Robert, but it – and it varies by area to some extent based upon their outlook. And so, yeah, I think that's not totally different than what we would have seen five years ago. Some people were willing to lock up for month to month and no longer and some wanted to do six months to a year, so I don't think it's really changed. So, the pattern in a recovery shouldn't look terribly different than it did come in the other direction. <A>: I would say that the producers are seeing better and better prices all the time, so they're probably hesitant to do longer than a year and six months to a year is probably, like what I've said, is the range that we're seeing all of these agreements for. <Q - Robert Balsamo>: Great. That's helpful. And then just – I don't know [indiscernible] (01:23:00) with a clarification or not, but I think about that competition as having some legacy assets that are experiencing declines in trying to compete for volumes to replenish that as well as trying to capture kind of new barrels or new producers. I don't suppose you can give any kind of color on how much of these you're seeing if it's more trying to capture new operators or new producers or offset decline? Do you think that makes sense? <A>: Well, I think the competition for the barrels has been more on our legacy price where we didn't have commitments from them when we built it. If you're asking as to the areas within or the nature of the operation, it really Page 20 of 21

Company Name: Plains All American Pipe Company Ticker: PAA US Date: 2016-11-03 Event Description: Q3 2016 Earnings Call Market Cap: 11,572.15 Current PX: 29.095 YTD Change($): +5.995 YTD Change(%): +25.952 Bloomberg Estimates - EPS Current Quarter: 0.501 Current Year: 1.222 Bloomberg Estimates - Sales Current Quarter: 6397.077 Current Year: 20588.933 varies. I mean, clearly, in – we don't have as competitive a position in the Northern Midland area if we have a very – we're ahead of the crowd, we think, in the Delaware [indiscernible] (01:23:52) areas. So, it just varies. And I realize it's frustrating from an outsider looking in, but from 30,000 feet, the world looks flat. When you get down to 30 feet, you want to pick where you land very carefully. <Q>: Yeah. All right. That's it, guys. Thanks a lot for all the color today. <A>: Thanks. Unverified Participant I believe we're ready to wrap up the call, Noah. Operator Great. There are no further questions. And that does conclude our conference for today. So, thank you for your participation and for using AT&T Teleconference. You may now disconnect. Unverified Participant Thanks, everybody. This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided "as is", without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third-party agents shall have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP. © COPYRIGHT 2016, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited. Page 21 of 21

Third-Quarter 2016 Conference Houston, TX November 3, NYSE: PAA & PAGP Call 2016 1 www.plainsallamerican.com

 This presentation contains forward-looking statements, including, in particular, statements about the plans, strategies and objectives for future operations of Plains All American Pipeline, L.P. (“PAA”) and Plains GP Holdings, L.P. (“PAGP”). These forward-looking statements are based on PAA’s current views with respect to future events, based on what we believe to be reasonable assumptions. PAA and PAGP can give no assurance that future results or outcomes will be achieved. Important factors, some of which may be beyond PAA’s and PAGP’s control, that could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements are disclosed in PAA’s and PAGP’s respective filings with the Securities and Exchange Commission. This presentation also contains non-GAAP financial measures relating to PAA, such as adjusted EBITDA. A reconciliation of these measures to the most directly comparable GAAP measures is available in the Investor Relations section of PAA’s and PAGP’s website at www.plainsallamerican.com, select “PAA” or “PAGP,” navigate to the “Financial Information” tab, then click on “Non-GAAP Reconciliations.” www.plainsallamerican.com NYSE: PAA & PAGP 2 Forward-Looking Statements & Non-GAAP Financial Measures Disclosure

Summary Of Third-Quarter 2016 Results

- **Transportation segment $5mm over midpoint guidance**
- **Facilities segment $24mm over midpoint guidance**
- **Supply & Logistics segment $55mm below midpoint guidance**
  - ✓ ~$30mm timing related primarily due to NGL inventory costing and the timing of crude oil inventory sales
  - ✓ ~$25mm due to margin compression/less favorable market conditions (crude oil & NGL)



Adjusted EBITDA
(in millions)
$497
$475
$450
3Q 2015
3Q 2016 (G)
3Q 2016



Implied Distributable Cash Flow and Distribution Coverage(1)
(in millions)
$340
$305
$293
79%
70%
68%
3Q 2015
3Q 2016 (G)
3Q 2016



Adjusted Net Income / Diluted Unit
$0.28
$0.35
$0.39
3Q 2015
3Q 2016 (G)
3Q 2016

(G) Midpoint guidance furnished via Form 8-K on August 2, 2016.
(1) Distribution coverage is calculated by dividing the implied distributable cash flow for a given period by the distributions paid to both common unitholders and the general partner in that period. 3Q16(G) implied distributable cash flow utilizes implied distributable cash flow furnished via Form 8-K on August 2, 2016. For purposes of the 3Q16 distribution coverage ratio above, preferred unit distributions paid in kind are not included in distributions paid.

www.plainsallamerican.com | NYSE: PAA & PAGP 3

 Permian & STACK represent over 50% of total working rigs in L48 onshore areas (Extensive PAA footprint) Continuation of upstream progress (e.g. D&C efficiency, well-economics, resource definition, M&A) Crude oil inventory trending downward in 7 of last 9 weeks OPEC public comments indicating plans to reduce production 0.5mmb/d-1.0mmb/d Source: EIA, HPDI www.plainsallamerican.com NYSE: PAA & PAGP 4 U.S. Lower 48 Rig Count 600 550 500 450 400 350 300 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Jun-16 Jul-16 Aug-16 Sep-16 Oct-16 Permian & STACK 54% Indications That Current Industry Cycle Has Reached A Bottom

Adjusted Segment Profit (in millions) Transportation Volumes in line with guidance Accrual of business interruption insurance collected in early October Facilities Higher throughput at various facilities, including the St. James terminal Lower OPEX primarily related to utilities, property taxes and several timing related expenses Supply & Logistics • • Timing shift in NGL sales margin due to inventory costing Margin compression and lack of volatility • • • • 3Q 2015 3Q 2016 (G) 3Q 2016 3Q 2015 3Q 2016 (G) 3Q 2016 3Q 2015 3Q 2016 (G) 3Q 2016 Volumes & Adjusted Segment Profit / Barrel (Thousands of Barrels / Day) (Millions of BOE / Month) (Thousands of Barrels / Day) -$0.16 3Q 2015 3Q 2016 (G) 3Q 2016 3Q 20153Q 2016 (G) 3Q 2016 3Q 2015 3Q 2016 (G) 3Q 2016 (G) Midpoint guidance furnished via Form 8-K on August 2, 2016. www.plainsallamerican.com NYSE: PAA & PAGP 5 PAA 3Q16 Segment Results Overview (Commentary Specific to 3Q 2016 Performance vs. 3Q 2016 Guidance)

2016 Major Capital Projects

- PAA is in the process of completing a multi-year, multi-billion dollar capital expansion program

2016 (G) Expansion Capital				
(in millions)	MVC / Contractual Support	Pipeline Strategy	2016(G)	In Service Timings
Red River Pipeline	Yes	Demand Pull	$310	4Q16
Fort Sask Facility Projects	Yes	-	205	2016 - 2018
Permian Basin Area Projects	Yes	Supply Push	185	Present - 4Q16
Saddlehorn Pipeline	Yes	Supply Push	125	3Q16
Diamond Pipeline	Yes	Demand Pull	105	4Q17
Cushing Terminal Expansions	Yes	-	70	Present - 2Q17
St. James Terminal Expansions	Yes	-	50	Present - 1Q17
Caddo Pipeline	Yes	Demand Pull	35	4Q16
Eagle Ford JV Project	Yes	Supply Push	25	Present - 4Q18
Cactus Pipeline	Yes	Supply Push	20	Present - 2Q17
Other Projects		-	295	FY 2016 - 2017
			$1,425	

(G) Based on guidance furnished via Form 8-K on November 2, 2016

www.plainsallamerican.com | NYSE: PAA & PAGP

6

 Completed 8 transactions year-to-date for net sales proceeds of ~$550mm (represents midpoint of $500-$600mm guidance range for 2016 non-core asset sales) Completed formation of STACK Pipeline LLC, a 50/50 joint venture with Phillips 66 Partners West Coast Richmond and Martinez terminals under contract to undisclosed buyer This transaction would be incremental to ~$550mm in YTD sales proceeds Continue to evaluate additional transactions (non-core asset and/or sales of partial interests to strategic partners) sales Note: All proceeds are approximate and net of closing costs www.plainsallamerican.com NYSE: PAA & PAGP 7 Update On Strategic Divestitures/Transactions

Adjusted Segment Profit (in millions) Transportation Increased Permian Basin pipeline volumes partially offset by lower Gulf Coast pipeline volumes, particularly Capline Facilities Higher volumes driven by Canadian NGL acquisition Supply & Logistics Seasonal uplift from NGL sales volumes and recognition of a portion of deferred adjusted EBITDA originally expected in the third quarter Higher forecasted operating expenses (primarily timing related) Earnings offset by timing of MVC billings and operating expenses (primarily timing related) 4Q 2015 3Q 2016 4Q 2016 (G) 4Q 2015 3Q 2016 4Q 2016 (G) 4Q 2015 4Q 2016 (G) 3Q 2016 Volumes & Adjusted Segment Profit / Barrel (Thousands of Barrels / Day) (Millions of BOE / Month) (Thousands of Barrels / Day) $1.42 $1.46 -$0.16 4Q 2015 3Q 2016 4Q 2016 (G) 4Q 2015 3Q 2016 4Q 2016 (G) 4Q 2015 3Q 2016 4Q 2016 (G) (G) Mwidwpoiwnt .gpuidlancne fsuranilslhaedmviaeForrimca8-Kno.ncNovmembeNr 2,Y20S16E. A:djuPstAed Asegm&enPt pArofGit pPer barrel amounts above include deferred revenue related to MVC deficiencies. 8 PAA 4Q16 Segment Guidance Overview (Commentary Specific to 4Q 2016 Guidance vs. 3Q 2016 Performance)

PAA Guidance Snapshot & NGL Seasonality

(Furnished via Form 8-K on November 2, 2016)

4Q16 Midpoint Guidance | **Full-year 2016 Midpoint Guidance**

(in millions)

Pro forma for the simplification and distribution reset, cash coverage of 1.13x for 4Q16[(1)]



$407
$594
$1,453
$2,125
Implied Distributable Cash Flow (1)
Adjusted EBITDA

Illustrative 2016 Adjusted EBITDA by Quarter --Reflects Seasonality of NGL Business--



S&L
Trans & Facilities
1Q16
2Q16
3Q16
4Q16

(1) For purposes of the distribution coverage ratio above, which is calculated based on distributions to be paid in 4Q16, outstanding units are as of September 30, 2016 and therefore do not include the ~4.9 million units issued through our COP subsequent to September 30, 2016. Additionally, preferred unit distributions paid in-kind are not included in distributions paid. Including the value of paid-in-kind distributions on preferred units results in coverage of 1.03x.

Note: Adjusted results exclude the impact of Selected Items Impacting Comparability (SIIC). Please visit our website at www.plainsallamerican.com (Investor Relations and Financial Information sections) for a reconciliation of EBITDA and adjusted results.

www.plainsallamerican.com | NYSE: PAA & PAGP 9

(millions) $2,200 $2,180 $2,160 $2,140 $2,125 at various facilities growth on Permian $2,120 Less favorable Coast spot market $2,100 General crude oil operating costs Red River and Caddo pipelines $2,080 compression $2,060 $2,040 $2,020 $2,000 Prior 2016 Guidance Transportation Facilities Supply and Logistics Revised 2016 Guidance Prior 2016 Guidance – midpoint guidance furnished via Form 8-K on August 2, 2016. Revised 2016 Guidance – midpoint guidance furnished via Form 8-K on November 2, 2016 www.plainsallamerican.com NYSE: PAA & PAGP 10 $2,175 ($23)$28 ($55) Lower volume Higher throughput gathering systems and other areas Favorable West Slight delay of in-market conditions service timing of Favorable and NGL margin Shifting of NGL margin into 2017 Summary Of Revision To Full-Year 2016 Guidance

PAA Equity Capital Raised from COP (1) $350 $300 $250 $200 $150 $100 $50 $-2Q3Q4Q 201220122012 (1) Net proceeds including 2% GP contribution. 1Q2Q3Q 201320132013 4Q1Q 20132014 2Q 2014 3Q 2014 4Q 2014 1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016 2Q 2016 3Q 2016 (2) Includes only quarters in which COP was active. www.plainsallamerican.com NYSE: PAA & PAGP 11 ($ in millions) Quarterly Avg. = $170mm (2) COP Activity Update(1) During 3Q16 PAA resumed raising equity capital under its existing COP As of quarter-end, PAA issued 10mm units for net proceeds of $289mm Year-to-date, PAA has issued 14.8mm units for net proceeds of $443mm PAA Continuous Equity Offering Program (COP)

PAA & PAGP Capitalization & Liquidity

As of September 30, 2016

Capitalization

(in millions)	PAA	PAGP
Long-term Debt	$9,634	$10,236
Partners' Capital	$9,074	$10,374
Total Book Capitalization	$18,708	$20,610

Credit Stats & Liquidity

	PAA	Target	PAGP
Long-term Debt / Total Book Cap	51%	~50%	50%
Total Debt / Total Book Cap (1)	55%	~60%	53%
Adj. EBITDA / Interest (2)(3)	4.6x	>3.3x	4.6x
Long-term Debt / Adj. EBITDA (3)	4.5x	~3.5x-4.0x	4.8x
Committed Liquidity	$2.5 bn		$2.6 bn

Simplification Transaction

Pro Forma PAA Capitalization

($ millions)	9/30/2016	Adj.(4)	Pro Forma 9/30/2016
Long-term Debt	$9,634	$611	$10,245
Partners' Capital	9,074	(611)	8,463
Total Book Capitalization	$18,708	$0	$18,708

- Expected to close November 15, 2016
- PAA will assume 100% of the GP debt, currently $603 million
- PAA partners' capital decreases by amount of debt assumption; equity-for-equity exchange does not result in a change in partners' capital

(1) Includes short-term debt.
(2) PAA's interest expense represents the full-year 2016 guidance furnished via form 8-K on 11/02/16. PAGP's interest expense for the nine months ended 09/30/16 has been annualized for purposes of the 09/30/16 calculation.
(3) PAA and PAGP metric are calculated using PAA's full-year 2016 adjusted EBITDA guidance furnished via Form 8-K on 11/2/16.
(4) Includes approximately $8 million in transaction costs.

12

 2017 Preliminary Guidance Adjusted EBITDA reflects reductions associated with the impact of incremental asset sales and assets contributed to joint ventures (reported under equity method of accounting) Impact of asset sales/joint ventures on DCF partially offset by associated reductions in maintenance capex and adding back distributions in excess of PAA’s share of joint venture income Adjusted EBITDA: +/-$2.3 billion Maintenance Capital: +/-$180 million Cash Interest Expense: +/-$470 million Income Taxes & Other, net: +/-$50 million Implied DCF: +/-$1.6 billion Expansion Capital: $500 million - $700 million Recent indications that the current crude oil market cycle has stabilized Permian and STACK: upstream activity levels have increased meaningfully Other areas: expect continued production declines through mid-2017; do not expect meaningful production growth to resume until 2018 A challenging midstream environment in 2017, with improvement lagging until later in the year (i.e. increasing competition, uncertain pace of recovery across regions, continue high inventory levels) Benefits of production recovery to midstream sector will lag production growth in certain basins (and vary between basins) as barrels will go to fill MVC shortfalls before moving on other pipelines www.plainsallamerican.com NYSE: PAA & PAGP 13 Overview Of PAA’s 2017 Preliminary Guidance & Relevant Assumptions

 Reducing capital commitments through scope changes and project deferrals Selling non-core assets & entering into strategic joint ventures which: Raised approximately $550 million of cash proceeds; Reduced PAA’s capital commitments by approximately $600 million; and Secured complementary partners/shippers Securing $1.6 billion of non-conventional financing Intensifying efforts to capture incremental gathering and transportation barrels Lowering PAA’s incremental cost of equity capital by eliminating its incentive distribution rights and resetting PAA’s annualized distribution from $2.80 to $2.20 per unit $320 million annual reduction in cash distributions www.plainsallamerican.com NYSE: PAA & PAGP 14 Overview Of PAA’s Response To The Current Industry Downturn

 PAA’s recent actions have had a positive impact on its positioning Encouraging signs that we are at or near the bottom of the downturn, but execution challenges remain PAA is positioned to: Manage through the balance of the down-cycle Capitalize on available opportunities Benefit significantly as U.S. & Canadian oil production increases Specifically: PAA has significant liquidity and competitive cost of capital; PAA is positioned to reduce leverage via increasing cash flow from project completions & step-up in fee based contractual commitments, asset sales and prudent equity issuances; PAA is leveraged to a recovery in production volumes with existing pipeline capacity that will result in significantly increased cash flow with low-to-no incremental capex; www.plainsallamerican.com NYSE: PAA & PAGP 15 Overview Of PAA’s Positioning

Industry Update Early indications that the current crude oil cycle has reached a bottom Lower 48 onshore oil rig count up ~60% from May 2016 lows Permian & STACK represent over 50% of total working rigs in US onshore areas Continuation of upstream progress (e.g. D&C efficiency, well-economics, defined resource base, acquisitions) Crude oil inventory trending downward in 7 of last 9 weeks OPEC public comments indicating plans to reduce production 0.5mmb/d-1.0mmb/d PAA Update Revised 2016 midpoint guidance down ~2% ($50mm) and furnished 2017 preliminary adjusted EBITDA guidance of +/-$2.3B Continuing to progress 2016 capital program underpinned by MVCs / contractual commitments Saddlehorn Pipeline: in August, placed into service the Platteville, CO to Cushing, OK segment Asset Sales & Strategic Joint Ventures Closed ~$550mm in non-core asset sales YTD (excludes West Coast Richmond & Martinez terminals under contract) Closed strategic JV with Phillips 66 Partners, LP (STACK Pipeline, LLC) Reactivated continuous equity offering (COP) program, raising $289mm in 3Q16 and $443mm YTD On track to close PAA/PAGP Simplification Transaction on November 15, 2016 Note: Asset sales proceeds are approximate and net of closing costs www.plainsallamerican.com NYSE: PAA & PAGP 16 Third-Quarter 2016 Conference Call Summary

www.plainsallamerican.com NYSE: PAA & PAGP 17 Appendix

Fee-Based Adj. EBITDA ($ millions) Composition of PAA Adjusted EBITDA $1,751 Capital investments drove fee-based growth $1,599 $1,547 $1,389 S&L below historical baseline results Strong S&L segment results driven by favorable markets $1,244 $976 $833 $719 18% 25% 2009 2010 2011 2012 2013 2014 20152016 (G) 26% 30% 30% 39% 39% 41% Continue to anticipate >80% fee-based Adj. EBITDA 82% 75% 74% 70% 70% 61% 61% 59% 2009 2010 2011 2012 2013 2014 2015 2016 (G) Fee Based Non-Fee Based (G) Midpoint of guidance furnished via form 8-K on November 2, 2016. www.plainsallamerican.com NYSE: PAA & PAGP 18 Continued Growth In Fee-Based Transportation & Facilities Segments

Condensed Consolidating Balance Sheet of Plains GP Holdings (PAGP)

PLAINS GP HOLDINGS AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET DATA
(in millions)

	September 30, 2016			December 31, 2015		
	PAA	Consolidating Adjustments [1]	PAGP	PAA	Consolidating Adjustments [1]	PAGP
ASSETS						
Current assets	$ 3,773	$ 3	$ 3,776	$ 2,969	$ 3	$ 2,972
Property and equipment, net	13,811	18	13,829	13,474	19	13,493
Goodwill	2,353	-	2,353	2,405	-	2,405
Investments in unconsolidated entities	2,216	-	2,216	2,027	-	2,027
Deferred tax asset	-	1,886	1,886	-	1,835	1,835
Linefill and base gas	899	-	899	898	-	898
Long-term inventory	146	-	146	129	-	129
Other long-term assets, net	309	(3)	306	386	(3)	383
Total assets	$ 23,507	$ 1,904	$ 25,411	$ 22,288	$ 1,854	$ 24,142
LIABILITIES AND PARTNERS' CAPITAL						
Current liabilities	$ 4,077	$ 2	$ 4,079	$ 3,407	$ 2	$ 3,409
Senior notes, net of unamortized discounts and debt issuance costs	9,130	-	9,130	9,698	-	9,698
Other long-term debt, net of unamortized debt issuance costs	504	602	1,106	677	557	1,234
Other long-term liabilities and deferred credits	722	-	722	567	-	567
Total liabilities	14,433	604	15,037	14,349	559	14,908
Partners' capital excluding noncontrolling interests	9,016	(7,248)	1,768	7,881	(6,119)	1,762
Noncontrolling interests	58	8,548	8,606	58	7,414	7,472
Total partners' capital	9,074	1,300	10,374	7,939	1,295	9,234
Total liabilities and partners' capital	$ 23,507	$ 1,904	$ 25,411	$ 22,288	$ 1,854	$ 24,142

[1] Represents the aggregate consolidating adjustments necessary to produce consolidated financial statements for PAGP.

www.plainsallamerican.com | NYSE: PAA & PAGP 19

Summary of Plains GP Holdings (PAGP) Distributions from PAA's General Partner ("AAP")

PLAINS GP HOLDINGS AND SUBSIDIARIES
DISTRIBUTION SUMMARY (unaudited)

Q3 2016 PAGP DISTRIBUTION SUMMARY
(in millions, except per unit and per share data)

		Q3 2016 [1]
PAA Distribution/Common Unit	$	0.5500
GP Distribution/Common Unit	$	0.2450
Total Distribution/Common Unit	$	0.7950
PAA Common Units Outstanding at 10/31/16		413
Gross GP Distribution	$	104
Less: IDR Reduction		(3)
Net Distribution from PAA to AAP [2]	$	101
Plus: Borrowings to Fund True-up Distribution [3]		33
Cash Available for Distribution by AAP	$	134
Distributions to AAP Partners		
Direct AAP Owners & AAP Management (59% economic interest)	$	79
PAGP (41% economic interest)		55
Total distributions to AAP Partners	$	134
Distribution to PAGP Investors	$	55
PAGP Class A Shares Outstanding at 10/31/16		268
PAGP Distribution/Class A Share	$	0.2065

(1) Amounts may not recalculate due to rounding.
(2) Plains AAP, L.P. ("AAP") is the general partner of PAA.
(3) AAP has agreed to borrow funds under its credit agreement as necessary to make a special "true-up" distribution to its partners that, when added to the distributions to be paid to AAP in respect of the 2% general partner interest in PAA and the IDRs, equals the total distribution AAP's partners would have received if the closing of the Simplification Transactions had occurred immediately prior to the record date for the third quarter distribution.

www.plainsallamerican.com | NYSE: PAA & PAGP 20

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the special meeting of PAGP’s shareholders to vote on the approval of the previously-announced Simplification Agreement and the transactions contemplated thereby (the “Simplification Proposal”).  PAGP filed a definitive proxy statement with the SEC on October 7, 2016, and has mailed the definitive proxy statement to its shareholders on or about October 7, 2016.   The proxy statement contains important information about PAGP and the Simplification Proposal.   INVESTORS AND SECURITY HOLDERS OF PAGP ARE URGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND ANY OTHER DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE SIMPLIFICATION PROPOSAL OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT.  Security holders may obtain free copies of the proxy statement and other documents containing important information about PAGP, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PAGP will be available free of charge on PAGP’s website at ir.pagp.com or by contacting PAGP’s Investor Relations Department at (866) 809-1291.